Exhibit 10.1

TWIN CITIES POWER HOLDINGS, L.L.C.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into effective as of this 1st day of January, 2012, by and between Twin Cities Power Holdings, L.L.C., a Minnesota Limited Liability Company (the “Company”), and Timothy S. Krieger (the “Executive”). The Company and Executive are jointly referred to as PARTIES (“PARTIES”).

RECITALS:

WHEREAS, the Company recognizes that the future growth, profitability and success of the Company’s business will be substantially and materially enhanced by the employment of the Executive by the Company;

WHEREAS, the Company desires to employ the Executive, and the Executive has indicated his willingness to provide his services, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1.  Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Executive shall serve as the Chief Executive Officer of the Company (the “CEO”).  The Executive shall have responsibility for the management of the Company and shall have such duties as are typically performed by a Chief Executive Officer, together with such additional duties, commensurate with the Executive’s skills and expertise and his position as Chief Executive Officer of the Company, as may be assigned to the Executive from time to time by the Board of Governors (the “Board”) of the Company. The principal location of the Executive’s employment shall be at the Company’s office in Lakeville, Minnesota, although the Executive understands and agrees that he may be reasonably required to travel from time to time for business reasons.

SECTION 2.  Term.  Subject to the provisions and conditions of this Agreement (including, without limitation, Section 7) the Executive’s employment hereunder shall be for an initial term of one (1) year, commencing on the date hereof, which term shall automatically renew thereafter for successive terms of one year each unless either party gives notice to the other at least ninety (90) days prior to the expiration of the initial or any renewal term that this Agreement shall not renew.

SECTION 3.  Exclusivity.  During the term of the Executive’s employment hereunder, the Executive shall devote his full time during normal business hours to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board in accordance with the terms of this Agreement, and shall use his best efforts to promote and serve the interests of the Company. The foregoing notwithstanding, subject to compliance with the other provisions of this Agreement, including the non-competition provisions set forth in Section 8, the Executive may engage in any activities that, either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.

SECTION 4.  Compensation.

(a)  Salary.  As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive a salary of                                                              Dollars ($600,000) per annum with increases, if any, as may be approved in writing by the Board (the “Salary”); provided, however, that the Salary shall be increased each year by at least a minimum amount equal to the greater of 4% or the CPI Adjustment.  The Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time.  For the purposes hereof, (i) the “CPI Adjustment” shall be equal to a fraction the numerator of which is the Consumer Price Index for the calendar month immediately preceding such anniversary and the denominator of which is the Consumer Price Index for the same calendar month of the immediately preceding year, and (ii) the “Consumer Price Index” means the consumer price index as published by the Bureau of Labor Statistics of the U.S. Department of Labor for All Items, All Urban Consumers.

(b)  Bonus.  The Executive shall be eligible to receive an annual cash bonus (the “Bonus”) at the conclusion of each year of service. The amount of the Bonus, if any, shall be determined based on a formula and performance measures agreed to between the Executive and the Board at the time of, and in connection with, the Company’s annual budget process, such formula to provide for some form of partial payout to be determined based on the achievement or partial achievement of the relevant performance metrics. Such Bonus shall be paid no later than sixty (60) days following the end of the year of service for which it is payable (or if paid pursuant to Section 7(g) of this Agreement in accordance with the provisions of such section).

(c)  Other Benefits.  During the term of the Executive’s employment hereunder, in addition to the Salary and the Bonus, the Executive shall be entitled to participate in health, insurance, pension, and other benefits provided to other senior executives of the Company on terms no less favorable than those available to senior executives of the Company generally (collectively “Benefits”).  The Executive shall also be entitled to four weeks of vacation per year and the same number of holidays, sick days and other benefits as are generally allowed to other senior executives of the Company in accordance with the Company policies in effect from time to time generally.

(d)  Taxation of Payments and Benefits.  The Company may make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that the Company reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this

Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

SECTION 5.  Reimbursement for Expenses.  The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder in accordance with Company policy, including expenses for travel, entertainment, lodging and similar items, in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Board from time to time.  The Company shall reimburse the Executive for all such expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the policy of the Company, as in effect from time to time.

SECTION 6.  Employment at Will.  Subject to the provisions and conditions of this Agreement (including, without limitation, Section 7), the Executive’s employment hereunder shall be effective as of the date hereof.  Executive’s employment shall be employment “at will,” under which both Executive and the Company shall be entitled to terminate this Agreement and the employment relationship, with or without Cause or Good Reason (each as hereinafter defined), at any time, subject to the requirements of Section 7 hereof.

SECTION 7.  Termination and Default.

(a)  Death.  This Agreement shall automatically terminate upon the death of the Executive and upon such event, the Executive’s estate shall be entitled to receive the amounts specified in Section 7(g) below.

(b)  Disability.  If the Executive is unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability, this Agreement shall remain in full force and effect and the Company shall pay all compensation and benefits required to be paid to the Executive hereunder, net of any applicable disability coverage, unless the Executive is unable to perform the duties required of him under this Agreement for six consecutive months, in which event this Agreement, including, but not limited to, the Company’s obligations to pay any Salary or Bonus or to provide any privileges under this Agreement, shall terminate at the end of such waiting period and the Executive shall be entitled to receive only those amounts specified in Section 7(g) below.

(c)  Cause.  If the Executive’s employment is terminated for Cause pursuant to this Section 7(c), the Executive shall be entitled to receive the amounts specified in Section 7(f) below.  In the event of termination for Cause, the Company shall deliver to the Executive written notice pursuant to a vote of the Board summarizing the basis for such termination including the nature of the Cause which is the reason for such termination. For purposes of this Agreement, “Cause” shall mean: (i) fraud, embezzlement or other deliberate dishonesty of the Executive with respect to the Company or any subsidiary or affiliate thereof; (ii) commission by the Executive of any felony, the equivalent of a felony, or any charge of fraud, embezzlement, theft, offense involving moral turpitude, any crime related to the Executive’s duties hereunder or a violation of any federal or state securities or tax law; (iii) material breach by the Executive of this Agreement; or (iv) gross and willful failure of the Executive to perform his duties hereunder. With respect to subsections (iii) and (iv) such actions shall not be deemed Cause unless such breach or failure continues for more than 10 days following receipt by the Executive of written notice given pursuant to a vote of the Board, such vote to set forth in reasonable detail the nature of such breach or failure.

(d)  Good Reason.  The Executive may terminate this Agreement for “Good Reason” if he resigns from his employment hereunder following the occurrence of one of the following: (i) a substantial adverse alteration in the nature or status of the Executive’s duties or responsibilities or the conditions of the Executive’s employment, which alteration continues for more than 10 days following receipt by the Company of written notice from the Executive setting forth in reasonable detail the nature of such alteration, (ii) a change in the Executive’s principal work location, without the Executive’s consent, (travel for Company business shall not be deemed a change in principal work location), (iii) a material default by the Company in the performance of its obligations hereunder, and such default shall not have been corrected by the Company within 10 days of receipt by the Company of written notice from the Executive of the occurrence of such default, which notice shall specifically set forth the nature of such default (provided, however, that if there is more than one default under this subsection (iii) in any 6-month period the Executive shall not be required to give notice or allow cure for the second default), and (iv) a reduction by the Company in the Executive’s Salary or Benefits; provided, that if the Board has determined that it is in the best interests of the Company to reduce compensation and benefits generally, such reduction shall not entitle the Executive to terminate his employment for Good Reason if, and only if, the reduction of the Executive’s Salary and Benefits is proportionate to the reduction imposed on other executives of the Company.  If the Executive terminates his employment hereunder for Good Reason pursuant to this Section 7(d), the Executive shall be entitled to receive the amounts specified in Section 7(g) below.  The date of termination of the Executive’s employment under this Section 7(d) shall be the effective date of any resignation specified in writing by the Executive, which shall not be less than 10 days after receipt by the Company of written notice of such resignation.

(e)  Resignation.  The Executive shall have the right to immediately terminate this Agreement by giving notice of the Executive’s resignation other than for Good Reason.  Upon receipt of such notice, this Agreement shall terminate immediately and the Executive shall be entitled to receive the amounts specified in Section 7(f) below, provided, however, that if the Company has grounds to terminate the Executive for Cause at the time of such resignation, the Company shall have the right to notify Executive, within 10 business days of his resignation, that, despite his resignation, his employment has been terminated for Cause.

(f)  Payments Upon Termination For Cause or Resignation without Good Reason.  If the Executive’s employment with the Company is terminated by the Company for Cause or the Executive resigns without Good Reason, the Company shall pay to the

Executive all amounts accrued but unpaid hereunder through the date of termination in respect of Salary and Benefits or un-reimbursed expenses.

(g)  Payments Upon Termination Other Than For Cause.  If the Executive’s employment with the Company is terminated by the Company without Cause, or as a result of death or disability of the Executive or if the Executive terminates his employment for Good Reason: (i) the Company shall pay to the Executive an amount equal to one year’s Salary as in effect on the date of such termination and shall pay the Executive’s health insurance premiums for a period of one year; provided, however, that such health insurance premiums shall only be paid if and to the extent that following such termination the Executive is eligible, and elects pursuant to COBRA, to continue to be covered under the Company’s health insurance plan in effect at the time of such termination; and (ii) the Company shall pay to the Executive all amounts accrued but unpaid hereunder through the date of termination in respect of Salary and Benefits or un-reimbursed expenses. In the event that Executive’s employment terminates as a result of the non-renewal by the Company of this Agreement (a “Company Non-Renewal”) the Company shall pay to the Executive an amount equal to six months’ Salary as in effect on the date of such termination and shall pay the Executive’s health insurance premiums for a period of six months; provided, however, that such health insurance premiums shall only be paid if and to the extent that following such termination the Executive is eligible, and elects pursuant to COBRA, to continue to be covered under the Company’s health insurance plan in effect at the time of such termination.

(h) Prompt Payment.  Amounts owed by the Company in respect of Salary under the provisions of this Section 7 shall be paid at the same time that salary is otherwise paid to employees as part of the Company’s regular payroll practice over the applicable period of salary continuation. Amounts owed by the Company in respect of Bonus or reimbursement for expenses under the provisions of this Section 7 shall be paid in a lump sum, which shall be paid promptly following the Executive’s termination of employment, but in no event later than sixty (60) days following such termination.

(i) Notice of Termination.  The Executive’s employment hereunder is “at will” employment, and the Company may terminate this Agreement at any time effective and in the case of termination under Section 7(c) for Cause, upon delivery of a written notice to the Executive and in the case of termination for other than Cause, upon 10 days written notice to the Executive.

SECTION 8.  Secrecy and Non-Competition.

(a)  No Competing Employment.  The Executive acknowledges that the agreements and covenants contained in this Section 8 are essential to protect the value of the Company’s business and assets and that by his current employment with the Company, the Executive has obtained and will obtain substantial knowledge, contacts, know-how, training and experience, and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment.

Therefore, the Executive agrees that for the period commencing on the date hereof and ending at the conclusion of the six months following the termination of the Executive’s employment hereunder (such period is hereinafter referred to as the “Restricted Period”) the Executive shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity (a “Person”), whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business activities in the Designated Industry (as hereinafter defined); provided, however, that nothing herein shall be construed as preventing the Executive from making passive investments in a Person engaging in any such activity if the securities of such Person are publicly traded and such investment constitutes less than 1% of the outstanding shares of capital stock or comparable equity interests of such Person.  For purposes of this Agreement, “Designated Industry” shall mean the electrical energy trading market or other business or industry entered into (or planned to be entered into) by the Company during the term of Executive’s employment hereunder.  In the event of a Company Non-Renewal, the Restricted Period shall end at the conclusion of the three months following the termination of the Executive’s employment.

(b)  Non-Solicitation; Non-Disparagement.  During the period commencing on the date of this Agreement and ending on the second anniversary of the termination of the Executive’s employment hereunder, the Executive shall not, whether for his own account or for the account of any other Person (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company, its affiliates or subsidiaries, or otherwise directly interfere with the relationship of the Company, its affiliates or subsidiaries with any person who, to the knowledge of the Executive, is employed by or otherwise engaged to perform services for the Company, its affiliates or subsidiaries.  Executive agrees not to disparage the Company or any of its officers, contractors, agents, representatives or affiliates, including, without limitation, to any customer or client of the Company.

(c)  Confidential Information.

(i)                                     The Executive shall at all times hold confidential all of the Confidential Information (as hereinafter defined).  During the term of this Agreement, the Executive shall use and disclose Confidential Information only to the extent necessary to perform his duties as an employee of the Company and for the sole benefit of the Company.  After the termination of the Executive’s employment with the Company, the Executive shall not disclose to any person or entity, or make use of, any Confidential Information without the prior written permission of a duly authorized officer of the Company.  Upon the termination of the Executive’s employment in any manner or for any reason, the Executive shall promptly surrender to the Company all tangible evidence, records or representations of any Confidential Information, together with any other documents, materials, data, information and equipment belonging to or relating to the Company’s business and in his possession, custody or control, and the Executive shall not thereafter retain or deliver to any other person, any of the foregoing or any summary or memorandum thereof.  This provision shall not apply to any Confidential Information which the Company has voluntarily disclosed to the public or has otherwise legally entered the public domain without fault of the Executive.

(ii)                                  As used in this Agreement, “Confidential Information” shall mean all trade secrets, proprietary information and other data or information (and any tangible or electronic evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including, without limitation, the Executive) or received by the Company from an outside source, which is in the possession of the Company, which in any way relates to the present or future business of the Company, which is maintained in confidence by the Company, or which might permit the Company or its customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information or other data or information.  Without limiting the generality of the foregoing, Confidential Information shall include: (a) any idea, improvement, invention, innovation, development, technical data, design, formula, device, pattern, concept, process, engineering plan, process diagram, chemical formulation, marketing strategy, computer program, design, diagram, specification, drawing, user manual, training or service manual, plan for new or revised services or products, compilation of information, derivative work, or work in process, or parts thereof, research data or results and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible or electronic form, memorialized or reduced to practice); and (b) the name of any customer, employee, prospective customer, sales agent, supplier or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or service development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company.  Confidential Information shall not include: (i) information that has been disclosed generally or is in the public domain through no fault of the Executive; (ii) information received from a third party outside the Company that was disclosed without a breach of any confidentiality obligation; and (iii) information that may be required by law or an order of any court, agency or proceeding to be disclosed.

(iii)                               The Company may from time to time have in its possession information which is claimed by others to be proprietary and which the Company has agreed to keep confidential.  The Executive agrees that all such information shall be Confidential Information for purposes of this Agreement.

(iv)                              Confidential Information and all originals and all copies of all manuscripts, drawings, prints, manuals, diagrams, letters, notes, notebooks, memoranda, reports, models, computer files, digital media and other materials containing, representing, evidencing, recording, performing, displaying, embodying or constituting any Confidential Information, however and whenever produced (whether by the Executive or by others), whether or not patentable or subject to copyright protection or other forms of proprietary protection, shall be the sole property of the Company.

d)  Inventions.  All discoveries, inventions, ideas, concepts, research and other information, processes, products, methods and improvements or parts thereof (including, without limitation, all devices, designs, specifications, drawings, product plans or definitions and research data or results) conceived, developed, or otherwise made by the Executive, alone or jointly with others and in any way relating to the Company’s present or proposed products, programs or services or to tasks assigned to the Executive during the course of his employment, whether or not patentable or subject to copyright protection or other forms of proprietary protection, and whether or not reduced to tangible or electronic form, memorialized or reduced to practice, during the period of the Executive’s employment with the Company, whether or not made during regular working hours, and whether or not made on the Company’s premises, and whether or not disclosed to the Company (hereinafter collectively referred to as the “Inventions”) shall be the sole property of the Company.  All of the Inventions, including, without limitation, all parts thereof, and any memorialization thereof by electronic or manual storage, transcription, or recording, and any display, performance or modification thereof or derivative work based thereon, is work made for hire under the copyright laws of the United States especially ordered and commissioned by the Company.  The Company shall be deemed the sole author, creator and inventor, as the case may be, of the Inventions.  Any reference to “proprietary protection” or “proprietary rights” in this Agreement shall mean all forms and types of proprietary protection or proprietary rights, as the case may be, however denominated.

The Executive agrees to, and hereby does, assign to the Company all of his right, title and interest throughout the world in all Inventions and to anything tangible that contains, represents, evidences, records, performs, displays, embodies or constitutes any such Invention.  The Executive hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company all copyrights, patents, trademarks and other proprietary rights that the Executive may have in any such Invention, together with the right to file for or own wholly without restriction United States and foreign copyrights, patents, trademarks and other proprietary rights with respect thereto.  The Executive specifically agrees and acknowledges that the foregoing assignment covers all results, outputs and products of the Executive’s work for the Company prior to the date hereof, whether as an employee or as a consultant, and all related copyrights, patents, trademarks or other proprietary rights, and that all such results, output and products shall be Inventions hereunder and the sole property of the Company.

The Executive hereby agrees, without payment of any consideration to the Executive in addition to the compensation described in Section 4 hereof, (i) promptly to disclose all Inventions to the Company, (ii) to assist the Company in every reasonable manner to obtain thereon patents, copyrights or other forms of proprietary protection in any and all countries for the Company’s benefit, and (iii) to execute, acknowledge, seal and deliver all documents, including, without limitation, all instruments of assignment, patent or copyright applications, patent or copyright assignments and registrations and applications that may be required for other forms of proprietary protection, and to take all such other actions, as the Company may request to obtain for the Company all right, title and interest in and to any of the Inventions or otherwise to carry out the purposes of this Agreement, to secure any of the Company’s rights hereunder or to carry out the intent of this Agreement.  The Executive further agrees, whether or not the Executive is then an employee of the Company, to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any claim involving a patent covering any Invention or any litigation or other claim or proceeding involving any Invention covered by this Agreement, but all out-of-pocket expenses thereof shall be paid by the Company.

The Executive agrees to waive, and hereby waives, all moral rights which the Executive may have in or to any Inventions and, to the extent that such rights may not be waived, the Executive agrees not to assert such rights against the Company or its licensees, partners or customers.

SECTION 9.  Injunctive Relief.  Without intending to limit the remedies available to the Company, the Executive acknowledges and agrees that a breach of any of the covenants contained in Section 8 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 8 hereof, restraining the Executive from engaging in activities prohibited by Section 8 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 8 hereof.

SECTION 10.  Survival.  Except to the extent set forth in the next succeeding sentence, upon any termination of this Agreement, all of the rights, privileges and obligations of the Executive hereunder shall cease.  Notwithstanding the foregoing, all of the rights, privileges and obligations of the Executive and the Company under this Section 10 and Sections 7, 8 and 9 of this Agreement shall survive the termination of this Agreement or the employment of the Executive by the Company for any reason.

SECTION 11.  Code of Conduct and Compliance Program.  The EMPLOYEE agrees to be bound by and comply with the Twin Cities Companies’ Code of Conduct and Compliance Program, as it may be amended from time to time.  The EMPLOYEE acknowledges and agrees that it is his responsibility to know the terms of the program as in force from time to time and where the EMPLOYEE has any doubts to check with the Companies’ Compliance Officer and to conduct his duties in conformity with the Officer’s directives.

SECTION 12.  Section 409A.  Notwithstanding anything contained herein to the contrary, in the event that the Company determines in good faith that any benefit payable under this Agreement upon termination of the Executive’s employment constitutes a “deferral of compensation” subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”):  (i) payment of such benefit shall only be made in the event that the termination of employment constitutes a “Separation from Service” as defined in section 409A of the Code and the regulations promulgated thereunder (collectively “Section 409A”); and (ii) in the event that the Executive is a “specified employee” (as defined in Section 409A ) at the time of his Separation from Service, payment of such amount shall be delayed six months following such Separation from Service, and shall be made on the first business day following the expiration of such six month period (or, if earlier, promptly following the date of his death, in which case such amount shall be paid to his estate).  For the avoidance of doubt, amounts payable pursuant to this Agreement shall not be considered to be a “deferral of compensation” subject to Section 409A to the extent provided in Treasury Regulations Sections 1.409A-1(b)(4) (short-term deferrals) and 1.409A-1(b)(9) (certain separation pay plans).

SECTION 13.  Successors and Assigns; No Assignment; Third-Party Beneficiaries.  This Agreement shall inure to the benefit of, and be binding upon, the heirs, legal representatives, successors and permitted assigns of each of the parties.  This Agreement is personal to the Executive, and the Executive shall not assign any rights, or delegate any obligations, created under this Agreement without the prior written consent of the Company.  The Company may assign its rights, or delegate obligations, under this Agreement to a successor by merger, consolidation, sale of all or substantially all Company assets or by any other reorganization in which the Company is not the surviving corporation.  Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

SECTION 14.  Waiver and Amendments.  Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification on the Company’s behalf will not be effective unless authorized by the Board.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

SECTION 15.  Severability.  The Executive acknowledges and agrees that the covenants set forth in Section 8 hereof are reasonable and valid in geographical and temporal scope and in all other respects.  If any of such covenants or any other provision of this Agreement is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable covenant or provision shall be deemed replaced by a covenant or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

SECTION 16.  Governing Law; Indemnification.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota applicable to contracts made and to be performed entirely within such State.  The Company shall indemnify Executive for his service as an officer of the Company to the full extent the Company is permitted or required to do so by the Minnesota Corporation Law.

SECTION 17.  Notices.

(a)  All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

(i)                                     if to the Executive, at 19555 Oak Grove Avenue, Prior Lake, Minnesota 55372, or at such other address as the Executive may have furnished the Company in writing;

(ii)                                  if to the Company, at Twin Cities Power Holdings, L.L.C., 16233 Kenyon Avenue, Suite 210, Lakeville, Minnesota 55044, or at such other address as it may have furnished in writing to the Executive.

(b)  Any notice so addressed shall be deemed to be given:  if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

SECTION 18.  Section Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

SECTION 19.  Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter of this Agreement and supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to such subject matter.

SECTION 20.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement under seal as of the date first above written.

COMPANY:	TWIN CITIES POWER HOLDINGS, L.L.C.

	By:	/s/ Timothy S. Krieger
		Name:	Tim Krieger
		Title:	CEO/President

EXECUTIVE:	/s/ Timothy S. Krieger
TIMOTHY S. KRIEGER